EXHIBIT 99.1

                       EARNINGS INFORMATION - VIACOM INC.

Reflecting strong double-digit EBITDA growth, Viacom Inc. (NYSE: VIA and VIA.B) today reported record results for the second quarter ended June 30, 2001. The Company also posted a 33% increase in pro forma free cash flow to $936 million. Free cash flow is an important measure of performance because it reflects the resources available to the Company after interest, taxes and capital expenditures that can be used to invest in the business, acquire additional assets, strengthen the balance sheet and repurchase stock.

Viacom's second quarter 2001 results were led by double-digit EBITDA gains in the Company's Cable Networks, Television and Entertainment segments. Viacom's reported revenues rose 18% to $5.72 billion from $4.85 billion in the same quarter last year, and reported EBITDA (earnings before interest, taxes, depreciation and amortization) increased to $1.36 billion, up from $273 million, including merger-related charges of $698 million, in the second quarter of 2000. Reported free cash flow for the second quarter of 2001 was up 534% from the same quarter last year and after-tax cash flow climbed 211% over the same quarter last year.

On a pro forma basis, second quarter 2001 EBITDA rose 12% to $1.36 billion on revenues of $5.71 billion, compared with EBITDA of $1.21 billion and revenues of $5.67 billion for the second quarter of 2000. Pro forma free cash flow per share for the second quarter of 2001 climbed 33% to $.52 per diluted share, or $936 million, versus pro forma free cash flow of $.39 per diluted share, or $706 million, in the second quarter last year. Pro forma after-tax cash flow for the second quarter of 2001 increased 15% to $1.04 billion, or $.58 per diluted share, compared with pro forma after-tax cash flow of $904 million, or $.50 per diluted share, for the same quarter last year.

Cable Networks reported EBITDA increased 36% to $389 million from $286 million and pro forma EBITDA of $390 million increased 25% from $312 million in the second quarter of 2000. Television reported and pro forma EBITDA of $361 million rose 119% and 16%, respectively, from $165 million and $311 million in the same quarter last year. The Entertainment segment reported EBITDA increased 15% to $132 million compared with $114 million in the second quarter of 2000. Blockbuster's reported EBITDA rose 5% to $118 million from $113 million in the second quarter of 2000. Infinity also made major EBITDA contributions in the quarter, despite challenges created by the

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steep fall-off of advertising in the technology sector which contributed to an unusually robust advertising market last year.

Viacom reported net earnings of $17 million, or $.01 per share, for the second quarter of 2001. This compares with a net loss of $496 million, or a loss of $.41 per share, in the second quarter of 2000. The second quarter of 2000 reflects merger-related charges of $698 million (after-tax $505 million).

SEGMENT RESULTS (Second Quarter 2001 versus Second Quarter 2000)
The table below presents second quarter 2001 and 2000 Revenues and EBITDA on a reported and pro forma basis.


                                                Second Quarter
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(dollars in millions)          Reported                   Pro Forma
                            2001      2000    B/(W)%   2001      2000   B/(W)%
                         ------------------------------------------------------
Revenues:
Cable Networks           $1,062.0   $ 961.2    10%  $1,057.6   $  993.2   6%
Television                1,626.4   1,225.7    33    1,626.4    1,649.5  (1)
Infinity                    985.4     672.6    47      984.9    1,030.7  (4)
Entertainment               772.8     748.7     3      772.8      748.7   3
Video                     1,226.0   1,214.4     1    1,226.0    1,214.4   1
Publishing                  149.4     133.2    12      149.4      133.2  12
Intercompany eliminations  (105.1)   (104.9)   --     (105.1)     (96.6) (9)
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      Total Revenues     $5,716.9  $4,850.9    18%  $5,712.0   $5,673.1   1%
----------------------------------------------------- ------------- -----------
EBITDA:
Cable Networks           $  388.7  $  286.2    36%  $  389.6   $  312.2   25%
Television                  360.8     164.5   119      360.8      310.8   16
Infinity                    436.4     324.1    35      436.3      460.8   (5)
Entertainment               132.0     114.4    15      132.0      114.4   15
Video                       118.4     113.2     5      118.4      113.2    5
Publishing                    9.2       8.5     8        9.2        8.5    8
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      Segment Total       1,445.5   1,010.9    43    1,446.3    1,319.9   10
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Corporate expenses/
eliminations                (65.5)   (719.5)   91      (65.5)     (75.3)   13
Residual costs of
discontinued operations     (18.3)    (18.6)    2      (18.3)     (30.4)   40
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      Total EBITDA       $1,361.7  $  272.8   399%  $1,362.5   $1,214.2    12%
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Cable Networks (MTV Networks (MTVN) including MTV, VH1, Nickelodeon, Nick at
Nite, TV Land, TNN: The National Network and CMT; BET; and Showtime Networks
Inc.)
Cable Networks pro forma EBITDA increased 25% to $390 million on pro forma revenues of $1.06 billion, an increase of 6%. Higher pro forma revenues and EBITDA principally reflect double-digit increases in cable affiliate fees and DBS revenues and increased efficiencies. For the 17th consecutive quarter, MTV was the No. 1 cable network for the core 12-24 year old audience. MTV was also the No. 1 cable network for the 18-24 year old audience as well as the broader 12-34 year old audience. In the second quarter, TNN's primetime household ratings grew 52% - the largest increase among all

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cable networks in primetime versus the comparable prior year's quarter. The first annual BET Awards premiered in June and was the most-watched entertainment special in BET's 21-year history with a 4.26 rating. Showtime subscriptions increased 21% over the prior year by approximately 5.0 million to 29.2 million subscriptions at June 30, 2001. Pro forma results assume the acquisition of the CBS Cable Networks, TNN and CMT, the acquisition of BET, and dispositions had occurred on January 1, 2000.

Television (CBS and UPN Television Networks and Stations; Television Production and Syndication)
Television's pro forma EBITDA of $361 million increased 16% while pro forma revenues decreased 1% to $1.63 billion. Television's EBITDA growth was led by the CBS Network, which delivered double-digit revenue growth in primetime principally due to increased pricing. Strong second quarter programming on the CBS Network included the winning combination of Survivor: The Australian Outback and CSI: Crime Scene Investigation on Thursday nights and its successful Monday night lineup. The CBS Network won the primetime May Sweep, finishing first in household ratings and second among adults age 25-54. The Network posted double-digit ratings increases among adults 25-54 and adults 18-49. CBS Network's strong primetime revenue growth was partially offset by the timing of the National Semifinals of the NCAA Men's Basketball Tournament which took place in the second quarter last year but in the first quarter this year. Television's results also benefited from higher revenues for continuing network shows and first-run syndication, including Paramount Television Group's Frasier, Judge Judy, Judge Joe Brown and Moesha and also included revenues from new series including Ed and That's Life. The revenue increases in television production and syndication were more than offset by lower advertising sales for the television stations which faced difficult comparisons with last year's exceptionally strong advertising environment.

Pro forma results assume that the CBS merger and the acquisition of the remaining 50% interest of UPN had occurred on January 1, 2000. Pro forma results for second quarter 2000 are also adjusted to exclude certain transactions with divested investments and losses of approximately $33 million for iWon.com, which was previously a minority-owned, consolidated subsidiary. In 2001, iWon.com is accounted for as a deconsolidated investment.

Infinity (Radio Stations, Outdoor Advertising Properties)
Infinity's pro forma EBITDA of $436 million decreased 5% on pro forma revenues of $985 million, a decrease of 4%, reflecting difficult comparisons with the second quarter of 2000, which benefited from an exceptionally strong advertising environment including very strong demand from the technology

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sector. In the second quarter of 2001, Infinity continued to gain market share by outpacing the out-of-home market and was No. 1 in radio revenue billings in seven of the top 10 markets.

Pro forma results assume the acquisition of Infinity as part of the CBS merger, and the subsequent acquisition of the minority interest of Infinity, had occurred on January 1, 2000 and also assume the completion of all acquisitions and related divestitures of radio and outdoor properties by Infinity had occurred at the beginning of each period presented. Pro forma results for 2000 are also adjusted to exclude transactions with divested investments.

Entertainment (Paramount Pictures, Famous Players, Famous Music Publishing and Paramount Parks)
Entertainment's EBITDA of $132 million increased 15% on revenue increases of 3% to $773 million, principally driven by higher Features, Theaters and Parks' revenues. Paramount's successful domestic theatrical releases in the second quarter included Lara Croft: Tomb Raider, which has grossed $126 million to date, and Along Came a Spider, which has grossed $74 million to date. Features' revenues were led by higher home video revenues which included domestic contributions from What Women Want and Save the Last Dance and continuing contributions from the successful foreign video release of Mission: Impossible
2. For the first half of 2001, Paramount is No. 1 in US box office market share. Higher Theaters' revenues and EBITDA benefited from slightly higher attendance and lower overhead. The Parks higher results reflect modest attendance growth and higher per capita spending.

Video (Blockbuster)
Video's EBITDA increased 5% to $118 million on a revenue increase of 1% to $1.23 billion primarily driven by the increase in the number of company-operated stores. Worldwide same store sales, including rental and retail product, decreased 2.7%, reflecting weaker box office titles in video release versus the same quarter last year which included The Sixth Sense, the top renting title in Blockbuster's history. Blockbuster's gross profit margins improved in the quarter due to strong growth in DVD rental revenue, which resulted in fewer purchases under VHS revenue sharing arrangements, which generally have lower gross profit margins, and growth in other revenue, which generates a higher gross profit margin. Blockbuster's free cash flow doubled to $75 million from the comparable prior year's quarter as a result of lower capital expenditures and continued growth in the business. Blockbuster ended the second quarter of 2001 with 7,781 company-owned and franchise stores, a net increase of 405 stores over the second quarter of 2000 of which 31 company-owned stores were added in the second quarter 2001. Viacom owns approximately 82% of Blockbuster (NYSE:
BBI).


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Publishing (Simon & Schuster)
Publishing's EBITDA increased 8% to $9 million on higher revenues of $149 million, an increase of 12%, principally due to increased sales in the Trade, Pocket Books and Children's divisions. Publishing's best-selling titles in the second quarter included John Adams by David McCullough, On the Street Where You Live by Mary Higgins Clark and Temptation by Jude Deveraux.

Corporate Expenses/Eliminations
Pro forma corporate expenses, excluding intersegment profit eliminations, decreased 23% to $44 million, principally due to effective cost containment measures. Included in the corporate expenses/eliminations of $66 million for the second quarter of 2001 are intersegment profit eliminations of $22 million.

Six-Month 2001 Results
For the six months ended June 30, 2001, Viacom reported a 46% increase in revenues to $11.47 billion, compared with $7.88 billion for the first half of 2000. Viacom reported EBITDA for the first six months of 2001 of $2.51 billion versus EBITDA of $742 million, including merger-related charges, in the same period last year. Reported free cash flow for the six months ended June 30, 2001 was $1.52 billion, up from $365 million for the comparable prior-year period. Reported after-tax cash flow for the first half of 2001 was $1.73 billion, an increase of 163% over after-tax cash flow of $657 million for the same period last year, despite the impact of significantly higher taxes paid in the first six months of 2001.

On a pro forma basis, revenues for the first six months of 2001 increased 4% to $11.45 billion compared with revenues of $11.03 billion for the same period last year. Pro forma EBITDA for the first half of 2001 increased 13% to $2.52 billion, versus EBITDA of $2.22 billion for the same prior-year period. Pro forma free cash flow for the six months ended June 30, 2001 was $1.59 billion, an increase of 25% from $1.28 billion for the comparable prior-year period. Pro forma after-tax cash flow for the first half of 2001 was $1.80 billion, an increase of 10% over after-tax cash flow of $1.63 billion for the same period last year. For the first half of 2001, Viacom reported net earnings of $9 million, or $.01 per share, compared with a net loss of $880 million, or a loss of $.93 per share, in the same year-earlier period. Effective January 1, 2000, the Company adopted a new accounting standard on motion picture accounting and recorded a non-cash pre-tax charge of $754 million, or $452 million after-tax, reported as a cumulative effect of a change in accounting.



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                            Six Months Ended June 30,
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(dollars in millions)        Reported                       Pro Forma
                        2001          2000   B/(W)%     2001      2000   B/(W)%
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Revenues:
Cable Networks      $  2,044.4    $  1,732.3   18%  $  2,030.6  $ 1,897.4   7%
Television             3,657.2       1,753.8  109      3,657.2    3,503.4   4
Infinity               1,821.0         672.6  171      1,819.8    1,899.5  (4)
Entertainment          1,368.0       1,271.3    8      1,368.0    1,271.3   8
Video                  2,533.9       2,425.5    4      2,533.9    2,425.5   4
Publishing               271.3         246.0   10        271.3      246.0  10
Intercompany
eliminations            (226.7)       (224.8)  (1)      (226.7)    (217.6) (4)
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     Total Revenues $ 11,469.1    $  7,876.7   46%  $ 11,454.1  $11,025.5   4%
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EBITDA:
Cable Networks      $    748.1    $    521.7   43%  $    759.7  $   621.0  22%
Television               675.5         281.8  140        675.5      601.3  12
Infinity                 759.5         324.1  134        758.1      796.9  (5)
Entertainment            195.8         169.1   16        195.8      169.1  16
Video                    278.9         263.5    6        278.9      263.5   6
Publishing                11.4           6.8   68         11.4        6.8  68
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       Segment Total   2,669.2       1,567.0   70      2,679.4    2,458.6   9
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Corporate expenses/
eliminations            (116.8)       (806.0)  86       (116.8)    (174.9) 33
Residual costs of
discontinued
  operations             (41.8)        (18.6)(125)       (41.8)     (61.9) 32
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      Total EBITDA  $  2,510.6    $    742.4  238%  $  2,520.8    2,221.8  13%
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Other Matters
During the first half of 2001, the Company repurchased approximately 8.5 million shares of the Company's Class B common stock for approximately $432 million under its stock repurchase programs of which $207 million was spent in the second quarter.

Viacom is the No. 1 platform in the world for advertisers, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, and music. Viacom's well-known brands include CBS, MTV, Nickelodeon, VH1, BET, Paramount Pictures, Infinity, UPN, TNN: The National Network, CMT, Showtime, Blockbuster and Simon & Schuster. More information about Viacom and its businesses is available at http://www.viacom.com.

Cautionary Statement Concerning Forward-looking Statements
This information contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company's current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance and achievements

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expressed or implied by these statements. The following important factors, among others, could affect future results, causing these results to differ materially from those expressed in our forward-looking statements: advertising market conditions; changes in the public acceptance of the Company's programming; changes in technology and its effect on competition in the Company's markets; changes in the Federal Communications Laws and Regulations and the outcome of related court cases; and other economic, business, competitive and/or regulatory factors affecting the Company's businesses generally. The forward-looking statements included in this document are made only as of the date of this document and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.






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VIACOM INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited; all amounts, except per share amounts, are in millions)


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                                   Three months ended      Six months ended
                                         June 30,             June 30,
                                ---------------------- ---------------------
                                ---------------------- ---------------------
                                  2001       2000       2001       2000
                                  ----       ----       ----       ----

Revenues                     $  5,716.9  $  4,850.9  $ 11,469.1  $  7,876.7
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Operating income (loss)      $    585.8  $   (278.2) $    989.5  $    (37.8)

Other income (expense):
   Interest expense, net         (255.2)     (179.5)     (500.7)     (292.5)
   Other items, net                 2.0       (16.7)       (7.8)      (15.0)
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Earnings (loss) before
income taxes                      332.6      (474.4)      481.0      (345.3)

   Benefit (provision) for
        income taxes             (314.7)       12.1      (438.2)      (46.0)
   Equity in loss of affiliated
        companies, net of tax      (7.1)      (21.3)      (34.2)      (27.4)
   Minority interest, net of tax    5.9       (12.0)        0.8        (8.9)
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Net earnings (loss) before
        cumulative effect of change
        in accounting principle    16.7      (495.6)        9.4      (427.6)
   Cumulative effect of change
        in accounting principle,
        net of tax                  --          --           --      (452.3)
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Net earnings (loss)           $    16.7  $   (495.6)  $     9.4   $  (879.9)
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Earnings (loss) per common share:
Basic:
   Net earnings (loss) before
        cumulative effect of
        change in accounting
        principle            $    0.01   $    (0.41)  $    0.01   $   (0.45)
   Net earnings (loss)       $    0.01   $    (0.41)  $    0.01   $   (0.93)
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Diluted:
   Net earnings (loss) before
        cumulative effect of
        change in accounting
        principle            $    0.01   $    (0.41)  $    0.01   $   (0.45)
   Net earnings (loss)       $    0.01   $    (0.41)  $    0.01   $   (0.93)
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Weighted average number of common shares:
   Basic                       1,768.6      1,207.6     1,698.9       951.2
   Diluted                     1,800.2      1,207.6     1,730.6       951.2
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